UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 22, 2010 (March 16, 2010)

NEAH POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49962	88-0418806
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Ave. SE, Suite 142 Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 424-3324

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Oligation or an Obligation under an Off-balance Sheet Arrangement.

On March 16, 2010 the Registrant (“Neah Power”) received a letter from CAMHZN Master LDC (“CAMHZN”) stating that Neah Power was in default of the Purchase Agreement dated November 27, 2007 between Neah Power and CAMHZN, the 12% Secured Promissory Note (the “Note”) in the principal amount of $500,000 issued by Neah Power to CAMHZN, the Security Interest and Pledge Agreement dated November 27, 2007 between Neah Power and CAMHZN,. the Warrant dated November 27, 2007 issued by Neah Power to CAMHZN, the letter agreement dated November 27, 2007 between Neah Power and CAMHZN (collectively, the “Loan Documents”) and the letter dated December 31, 2008 Neah Power and CAMHZN that increased the principal of the Note to $1,067,000 and under which CAMHZN agreed to forebear from exercising any further remedies under the Loan Documents until March 29, 2009.  CAMHZN stated that Neah power failed to make any payment to CAMHZN under the Note and also failed under the December 31, 2008 letter agreement to (i) provide evidence of  the increased principal amount of the Note and (ii) issue additional share of its common stock for management fees and CAMHZN’s legal expenses and as new collateral to secure Neah Power’s performance under the December 31, 2008 letter agreement. As a result of the notice of default from CAMHZN there is a total of 1,120,286 in principal amount of notes payable to Agile Opportunity Fund, LLC and Capitoline Advisors, Inc. that are accelerated and a default rate of interest of 36% per annum applies.

Neah Power has informed CAMHZN that it disputes certain of the demands set forth in the notice of default, including obligations related to the delivery of shares and the principal of amount of the Note, and is attempting to resolve the matter with CAMHZN, including identifying existing sources of capital to assist in meeting its obligations to CAMHZN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 22, 2010	Neah Power Systems, Inc.

	By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
Chief Executive Officer